Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2016 Fourth Quarter Results

Oxford, CT – May 26, 2016 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2016.

Fourth Quarter Highlights

	Fiscal 2016		Fiscal 2015		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$162.3	$162.3	$113.4	$113.4	43.1%	43.1%
Gross margin	$60.4	$60.4	$44.9	$44.9	34.4%	34.4%
Gross margin %	37.2%	37.2%	39.6%	39.6%
Operating income	$30.8	$32.5	$25.3	$25.4	21.7%	28.1%
Operating income %	19.0%	20.0%	22.3%	22.4%
Net income	$18.9	$20.2	$14.9	$17.1	26.8%	18.7%
Diluted EPS	$0.81	$0.86	$0.64	$0.73	26.6%	17.8%

(1) Results exclude items in reconciliation below.

Twelve Month Highlights

	Fiscal 2016		Fiscal 2015		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$597.5	$597.5	$445.3	$445.3	34.2%	34.2%
Gross margin	$218.8	$226.0	$170.1	$173.8	28.6%	30.0%
Gross margin %	36.6%	37.8%	38.2%	39.0%
Operating income	$103.8	$118.8	$88.4	$96.5	17.4%	23.1%
Operating income %	17.4%	19.9%	19.9%	21.7%
Net income	$63.9	$73.8	$58.2	$64.0	9.7%	15.3%
Diluted EPS	$2.72	$3.14	$2.49	$2.74	9.2%	14.6%

(1) Results exclude items in reconciliation below.

“Our fiscal fourth quarter provided a strong finish to a remarkable year for RBC Bearings,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our results demonstrated solid execution and continued strong operating performance. It’s been eleven months since we closed the Sargent acquisition and we’re very pleased with the earnings accretion, strong cash flows, highly technical product offering, and very talented and dedicated team running these businesses.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2016 were $162.3 million, an increase of 43.1% from $113.4 million in the fourth quarter of fiscal 2015. Net sales for the aerospace markets increased 70.0% and the industrial markets increased 9.4%. Gross margin for the fourth quarter of fiscal 2016 was $60.4 million compared to $44.9 million for the same period last year. Gross margin as a percentage of net sales was 37.2% in the fourth quarter of fiscal 2016 compared to 39.6% for the same period last year.

SG&A for the fourth quarter of fiscal 2016 was $26.2 million, an increase of $7.1 million from $19.1 million for the same period last year. The increase of $7.1 million was attributable to an increase of $5.1 million associated with the acquisition of Sargent Aerospace, $0.9 million in incentive stock compensation expense, $0.9 million due to personnel expenses and $0.2 million of other expenses. As a percentage of net sales, SG&A was 16.1% for the fourth quarter of fiscal 2016 compared to 16.9% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2016 totaled $3.3 million, an increase of $2.8 million, compared to $0.5 million for the same period last year. For the fourth quarter of fiscal 2016 other operating expenses consisted mainly of $2.4 million of amortization of intangibles and $1.7 million litigation reserve offset by $0.8 million of other income. For the same period last year, other operating expenses consisted of $0.4 million of amortization of intangibles and $0.1 million in other expenses.

Operating income for the fourth quarter of fiscal 2016 was $30.8 million compared to operating income of $25.3 million for the same period last year. Excluding the litigation reserve, operating income would have been $32.5 million for the fourth quarter of fiscal 2016 compared to an adjusted $25.4 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 20.0% compared to 22.4% for the same period last year.

Net interest expense was $2.5 million for the fourth quarter of fiscal 2016 compared to $0.2 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2016 was $9.0 million compared to $7.0 million for the same period last year. Our effective income tax rate for the fourth quarter of fiscal 2016 was 32.3% compared to 31.9% for the same period last year.

Net income for the fourth quarter of fiscal 2016 was $18.9 million compared to $14.9 million for the same period last year. On an adjusted basis, net income would have been $20.2 million for the fourth quarter of fiscal 2016, compared to an adjusted net income of $17.1 million for the same period last year.

Diluted EPS for the fourth quarter of fiscal 2016 was 81 cents per share compared to 64 cents per share for the same period last year. On an adjusted basis, diluted EPS for the fourth quarter of fiscal 2016 would have been 86 cents per share compared to an adjusted diluted EPS of 73 cents per share for the same period last year, an increase of 17.8%.

Backlog as of April 2, 2016 was $346.4 million compared to $209.6 million as of March 28, 2015.

Litigation Reserve

During the fourth quarter of fiscal 2016, the Company recorded a nonrecurring litigation reserve of approximately $1.7 million. This was mainly related to a long standing lease dispute between the Company’s Subsidiary and SKF. The case was originally filed in 2007 in which SKF alleged that the Company’s Subsidiary breached a real estate lease agreement. SKF’s claims included rent, prejudgment interest and attorney’s fees of approximately $3.8 million. After pending in the Pennsylvania court system for over 9 years, the case was tried in February 2016 and resulted in a jury returning a verdict against the Company’s Subsidiary in the amount of $1.5 million including an award of prejudgment interest. Attorney’s fees were denied. On May 18, 2016 the Company’s Subsidiary and SKF entered into a confidential settlement agreement.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-788-4721 (international callers dial 530-379-4726) and provide conference ID # 10606804. An audio replay of the call will be available from 2:00 p.m. ET May 26th, 2016 until 11:59 p.m. ET June 2nd, 2016. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 10606804. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. Except as required by federal and state securities laws, the Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 2,	March 28,	April 2,	March 28,
	2016	2015	2016	2015

Net sales	$162,252	$113,417	$597,472	$445,278
Cost of sales	101,877	68,502	378,694	275,138
Gross margin	60,375	44,915	218,778	170,140

Operating expenses:
Selling, general and administrative	26,202	19,129	98,721	75,908
Other, net	3,344	453	16,216	5,802
Total operating expenses	29,546	19,582	114,937	81,710

Operating income	30,829	25,333	103,841	88,430

Interest expense, net	2,500	235	8,722	1,055
Other non-operating (income) expense	378	3,176	334	2,820
Income before income taxes	27,951	21,922	94,785	84,555
Provision for income taxes	9,027	6,993	30,891	26,307
Net income	$18,924	$14,929	$63,894	$58,248

Net income per common share:
Basic	$0.81	$0.65	$2.75	$2.52
Diluted	$0.81	$0.64	$2.72	$2.49

Weighted average common shares:
Basic	23,238,542	23,122,167	23,208,686	23,073,940
Diluted	23,507,580	23,434,502	23,508,418	23,385,061

Dividends per share	$-	$-	$-	$2.00

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to	April 2,	March 28,	April 2,	March 28,
Adjusted Gross Margin:	2016	2015	2016	2015

Reported gross margin	$60,375	$44,915	$218,778	$170,140
Inventory purchase accounting adjustment	-	-	7,188	-
Integration and restructuring	-	-	-	3,707
Adjusted gross margin	$60,375	$44,915	$225,966	$173,847

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	April 2,	March 28,	April 2,	March 28,
Adjusted Operating Income:	2016	2015	2016	2015

Reported operating income	$30,829	$25,333	$103,841	$88,430
Inventory purchase accounting adjustment	-	-	7,188	-
Integration and restructuring	-	-	999	6,470
Acquisition costs	-	60	5,097	1,587
Litigation reserve	1,696	-	1,696	-
Adjusted operating income	$32,525	$25,393	$118,821	$96,487

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Twelve Months Ended
Per Common Share to Adjusted Net Income and	April 2,	March 28,	April 2,	March 28,
Adjusted Net Income Per Common Share:	2016	2015	2016	2015

Reported net income	$18,924	$14,929	$63,894	$58,248
Inventory purchase accounting adjustment (1)	-	-	4,789	-
Integration and restructuring (1)	-	-	666	3,309
Acquisition costs (1)	-	39	3,402	1,051
Litigation reserve (1)	1,149	-	1,149	-
Loss on extinguishment of debt (1)	-	-	127	-
Foreign exchange translation loss (gain) (1)	164	2,496	(32)	2,496
Discrete tax loss (benefit)	-	(410)	(204)	(1,108)
Adjusted net income	$20,237	$17,054	$73,791	$63,996
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.87	$0.74	$3.18	$2.77
Diluted	$0.86	$0.73	$3.14	$2.74

Weighted average common shares:
Basic	23,238,542	23,122,167	23,208,686	23,073,940
Diluted	23,507,580	23,434,502	23,508,418	23,385,061

Dividends per share	$-	$-	$-	$2.00

	Three Months Ended		Twelve Months Ended
	April 2,	March 28,	April 2,	March 28,
Segment Data, Net External Sales:	2016	2015	2016	2015

Plain bearings segment	$73,079	$59,067	$270,534	$230,168
Roller bearings segment	28,014	32,075	112,039	128,702
Ball bearings segment	14,859	14,788	53,650	56,464
Engineered products segment	46,300	7,487	161,249	29,944
	$162,252	$113,417	$597,472	$445,278

	Three Months Ended		Twelve Months Ended
	April 2,	March 28,	April 2,	March 28,
Selected Financial Data:	2016	2015	2016	2015

Depreciation and amortization	$6,637	$3,200	$25,807	$15,045

Incentive stock compensation expense	$3,007	$2,108	$10,200	$8,339

Adjusted operating income plus depreciation/amortization
plus incentive stock compensation expense	$42,169	$30,701	$154,828	$119,871

Cash provided by operating activities	$21,560	$9,385	$83,360	$71,790

Capital expenditures	$6,229	$5,027	$20,864	$20,897

Total debt			$363,696	$9,198

Cash and short-term investments			$39,208	$125,455

Cash dividends paid to shareholders			$-	$46,014

Repurchase of common stock			$10,492	$7,060

Backlog			$346,442	$209,550